Filed Pursuant to Rule 424(b)(7)
Registration No. 333-169379

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Shares, par value $1.00 per share	250,000	$37.11	$9,277,500	$1,077.12

(1) Estimated for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, based upon the average of the high and low price of the common shares as provided by the New York Stock Exchange on April 11, 2011.
(2) Calculated in accordance with Rule 457(r) under the Securities Act.  This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-169379) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 15, 2010)

250,000
Common Shares

Leucadia National Corporation

This prospectus supplement to the prospectus dated September 15, 2010 relates to offers and sales from time by Jefferies & Company, Inc.  Our common shares offered hereby were acquired or will be acquired by the selling shareholder in transactions exempt from the registration requirements of federal securities laws.

Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol “LUK.”  On April 14, 2011, the last reported sales price of our common shares on the NYSE was $35.30 per share.

The selling shareholder may sell the shares at various times and in various types of transactions.  See “Plan of Distribution” in this prospectus supplement.  The prices at which the selling shareholder may sell the common shares will be determined by prevailing market prices or through privately negotiated transactions.  We will not receive any proceeds from the sale of any of the common shares offered hereby.  We have paid the fees and expenses incident to the registration of the shares.

You should read carefully this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein before you invest.  These documents contain information you should consider when making your investment decision.

Investing in the securities of Leucadia National Corporation involves risks that are incorporated by reference in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2011

TABLE OF CONTENTS

Prospectus Supplement

Use of Proceeds	S-1
Selling Shareholder	S-1
Plan of Distribution	S-2

Prospectus

About This Prospectus	1
Cautionary Statement For Forward-Looking Statements	1
Our Company	3
Risk Factors	5
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Description of Capital Stock	6
Description of Other Securities	9
Plan of Distribution	9
Selling Securityholders	11
Validity of Securities	11
Experts	11
Where You Can Find More Information	12
Incorporation by Reference	12

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering by the selling shareholder and also adds to or updates information contained in the accompanying prospectus and the documents incorporated by reference therein.  The second part is the accompanying prospectus, which gives more general information, some of which does not apply to our common shares.

If the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  The selling shareholder is offering to sell the shares, and seeking offers to buy the shares, only in the jurisdictions where offers and sales are permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other that the dates indicated in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the incorporated document.  Our business, financial condition, results of operations and prospects may have changed since those dates.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares by the selling shareholder.  All proceeds from the sale of the common shares will be received by the selling shareholder.

SELLING SHAREHOLDER

On April 15, 2011, the selling shareholder, a subsidiary of Jefferies Group, Inc. (“Jefferies”), purchased 250,000 of our common shares from a corporation owned by a trust for the benefit of certain members of the family of Joseph S. Steinberg, one of our directors and our President.  This purchase was effected through a private transaction. The selling shareholder has engaged in similar transactions with Mr. Steinberg in the past and may engage in similar transactions with Mr. Steinberg in the future.

In April 2008, we sold 10,000,000 of our common shares to Jefferies, representing 4.3% of our common shares then outstanding after giving effect to the transaction.  In exchange for our common shares, we (i) acquired 26,585,310 shares of common stock of Jefferies, (ii) received $100,021,000 in cash, (iii) agreed to limit our investment in Jefferies to not more than 30% of Jefferies outstanding common shares until April 21, 2010 and (iv) received the right to nominate two directors to the board of directors of Jefferies until April 21, 2010, as a result of which Mr. Cumming and Mr. Steinberg served on the Jefferies board of directors as our designees.  Messrs. Cumming and Steinberg were re-elected to the board of directors of Jefferies in May 2010.

Since the transaction described above, we have acquired an aggregate of 23,654,914 additional shares of Jefferies common stock in open market and other purchases.  As of April 8, 2011, we owned an aggregate of 54,506,024 shares of Jefferies common stock (representing approximately 27.5% of the Jefferies outstanding common shares).  In addition, Mr. Cumming directly owns 14,601 shares of Jefferies common stock and Mr. Steinberg directly owns 14,485 shares of Jefferies common stock that they received pursuant to Jefferies’ director compensation plan.

Affiliates of Jefferies, including the selling shareholder, from time to time have provided in the past and may provide future commercial or investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary compensation. In addition to the acquisition of Jefferies interests described above, we have an equity interest in Jefferies High Yield Holdings, LLC or JHYH.  JHYH owns a registered broker-dealer engaged in the secondary sales and trading of high yield securities and specialized situation securities formerly conducted by Jefferies, including bank debt, post-reorganization equity, equity, equity derivatives, credit default swaps and other financial instruments. JHYH commits capital to the market by making markets in high yield and distressed securities and invests in and provided research coverage on these types of securities.  We and Jefferies each have the right to nominate two of a total of four directors to JHYH’s board, and each own 50% of the voting securities of JHYH.  We have invested $350,000,000 in JHYH and are currently committed to an additional investment of $250,000,000, subject to Jefferies’ prior request.  Any request for additional capital investment in JHYH from us will require the unanimous consent of the Jefferies board (including the vote of our designees to the Jefferies board).  The Company does not anticipate making additional capital contributions in the near future.

The following table provides information about the beneficial ownership of our common shares by the selling shareholder as of the date of this prospectus supplement, including the name of the selling shareholder, the number and percentage of common shares beneficially owned by the selling shareholder, the number of common shares being offered for sale by the selling shareholder and the number and percentage of common shares to be beneficially owned by the selling shareholder after all common shares are sold pursuant to this prospectus supplement.  The selling shareholder is a registered broker-dealer and the common shares being offered hereby were not acquired as compensation for underwriting activities.  The selling shareholder may be deemed to be an underwriter, within the meaning of the Securities Act, with respect to any common shares that it sells pursuant to this prospectus supplement.

The percentage of common shares beneficially owned and being offered are based on the number of our common shares that were outstanding as of April 11, 2011.  Because the selling shareholder may offer all or some portion of the common shares pursuant to this prospectus supplement, we have assumed for purposes of the table below that the selling shareholder will sell all of the common shares offered pursuant to the this prospectus supplement.  As of April 11, 2011, we had 244,557,232 common shares outstanding.

The business address of the selling shareholder is Jefferies Group, Inc., 520 Madison Avenue, New York, New York 10022.

	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned
Name of Selling Shareholder	Before Offering	After Offering	Before Offering	After Offering
Jefferies & Company, Inc.	250,000	–	*	–
________________

* less than 1%

(1) The selling shareholder and its affiliates also may hold long or short positions in shares of our common shares in the ordinary course of their trading, dealing, brokerage and related securities activities.

PLAN OF DISTRIBUTION

Reference is made to the “Plan of Distribution” in the accompanying prospectus.  In addition, we provide the following supplemental information.

The selling shareholder and its successors, including its transferees, pledgees, donees or their successors, may sell the common shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.  The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions:

•	that may involve crosses or block transactions;

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of the common shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

It may also sell common shares under Rule 144 of the Securities Act without using this prospectus supplement.

In connection with the sale of the common shares, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging positions they assume.  The selling shareholder may also sell the common shares short and deliver these common shares to close out its short positions and to return borrowed common shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these common shares.

The selling shareholder may pledge or grant a security interest in some or all of the common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus supplement or any amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successor in interest as selling shareholder under this prospectus supplement.  The selling shareholder also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement.

We will bear expenses in connection with the preparation and filing of this prospectus supplement.  However, the selling shareholder will bear any fees or expenses related to any applicable underwriting discounts or commissions, brokers’ fees and similar expenses, and any other fees and expenses incurred by the selling shareholder.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The net proceeds to the selling shareholder from the sale of the common shares offered by it will be the purchase price of the common shares less discounts and commissions, if any.  The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale by the selling shareholder of the common shares.

Our outstanding common shares are listed for trading on the New York Stock Exchange.  In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some jurisdictions the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

The selling shareholder may be and any underwriter, broker-dealer or agent that participates in the sale of the common shares may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.  As a result, any profits on the sale of the common shares by a selling shareholder who is, or is deemed to be, an underwriter and any discounts, commissions or concessions received by any such broker-dealer or agent who is, or is deemed to be, an underwriter may be deemed to be underwriting discounts or commissions under the Securities Act.  At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The selling shareholder will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.

There can be no assurance that the selling shareholder will sell any or all of the common shares referred to in this prospectus supplement.

The selling shareholder and any other person participating in the distribution of the common shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholder and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares.  All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

Once sold under the registration statement, of which this prospectus supplement forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

Foreign Selling Restrictions

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth entities falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”).  The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), there has not been made and there will not be made an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us of a prospectus supplement pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

PROSPECTUS
Leucadia National Corporation

Common Shares
Preferred Shares
Debt Securities
Convertible Securities
Warrants
Units

We and/or selling securityholders may offer and sell shares of our common shares, par value $1.00 per share, and we may offer and sell shares of our preferred shares, par value $1.00 per share, debt securities, convertible securities, warrants or units from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We and/or certain selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any proceeds of any sale by any selling securityholder. The prospectus supplement will provide the specific terms of the plan of distribution.

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

Investing in our securities involves risks. Please refer to the “Risk Factors” section contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 15, 2010

TABLE OF CONTENTS
 Page

ABOUT THIS PROSPECTUS	1
CAUTIONARY NOTE FOR FORWARD-LOOKING INFORMATION	1
OUR COMPANY	3
RISK FACTORS	5
USE OF PROCEEDS	5
RATIO OF EARNINGS TO FIXED CHARGES	5
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF OTHER SECURITIES	9
PLAN OF DISTRIBUTION	9
SELLING SECURITYHOLDERS	11
VALIDITY OF SECURITIES	11
EXPERTS	11
WHERE YOU CAN FIND MORE INFORMATION	12
INCORPORATION BY REFERENCE	12

You should rely only on information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering.  We have not authorized anyone to provide you with additional or different information.  You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.  We are not making an offer to sell in any jurisdiction in which the offer is not permitted.  Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we and/or certain selling securityholders may sell, at any time and from time to time, in one or more offerings, our common shares, preferred shares, debt securities, convertible securities, warrants or units as described in this prospectus or any accompanying prospectus supplement. As allowed by SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, the documents incorporated by reference therein and herein as well as any accompanying prospectus supplements. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any accompanying prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus nor any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after the date of this prospectus or any such accompanying prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless otherwise expressly stated herein or the context otherwise requires, all references in this prospectus to “Leucadia,” “we,” “us,” “our,” “our company” or “the company” refer to Leucadia National Corporation, a New York corporation and its direct and indirect subsidiaries.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

Some of the statements contained in or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, plans for growth and future operations, competition and regulation, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends” and variations of these words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

The factors that could cause actual results to differ materially from those suggested by any of these statements include, but are not limited to, those risks and other factors discussed or identified from time to time in our public filings, including without limitation our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Qs for the quarters ended March 31, 2010 and June 30, 2010, such as:

•	risks associated with future acquisitions and investments;

•	dependence on key management personnel;

•	a worsening of general economic and market conditions or increases in prevailing interest rate levels or a continued weakening of the U.S. Dollar against the Euro;

•	declines in U.S. commercial and residential real estate markets;

•	increased competition in the international and domestic plastics market and volatility of raw material prices;

•	availability of key raw materials at acceptable prices;

•	declines in the prices of base metals (primarily iron ore and copper);

•	changes in natural gas supplies and prices and the supply of drilling rigs in the marketplace;

•	changes in foreign and domestic laws, regulations and taxes;

•	adverse legal and regulatory developments that may affect our particular businesses;

•
ability to maintain certain specified credit ratings and key relationships with U.S. Government-Sponsored Enterprises and federal agencies in the mortgage servicing business in which we have a significant investment;

•	ability to obtain funding for product development and clinical trial activities at our medical product development business;

•	ability to obtain significant third-party debt and equity financing and regulatory approvals for our large scale energy projects;

•	changes in mortgage interest rate levels or changes in consumer lending practices;

•	risks associated with the operation of a new business without a proven track record;

•	ability to obtain, maintain and defend patent protection for our products and technologies, preserve trade secrets and operate without infringing the intellectual property rights of others;

•	increased competition in the luxury segment of the premium table wine market;

•	ability to obtain sufficient or cost effective telecommunications termination capacity from high quality carriers to particular destinations;

•	reliance on independent distributors to generate telecommunications revenue;

•	increased competition and adverse changes in pricing environments across the industries in which we operate or invest;

•	increased default rates and decreased value of assets pledged to us;

•	changes in the financial performance of the entities in which we have significant investments;

•	limitations placed on our investment in certain securities by standstill agreement to which we may, from time to time, be a party;

•
adverse economic, political or environmental developments where we have mining interests (including Spain and Australia) that could delay or preclude the issuance of permits, result in increased development costs or increased financing costs, or any other developments that result in a decrease in mineral prices;

•
any dilution of the interest to be paid to us under the subordinated note issued by Fortescue Metals Group Ltd’s subsidiary, FMG Chichester Metals Pty Ltd, if our litigation to prohibit such dilution is unsuccessful;

•	changes in the composition of our assets and liabilities through acquisitions and dispositions;

•
weather related conditions, significant natural disasters, including hurricanes, tornadoes, windstorms, earthquakes and hailstorms and other disasters, such as the oil spill in the Gulf of Mexico that may affect our operations or investments;

•	ability to insure certain risks economically; and

•	ability to generate sufficient taxable income to fully realize our net operating losses (“NOLs”).

Accordingly, we caution you against relying on forward-looking statements, which are applicable only as of the date of this prospectus or any incorporated document in which they are contained. We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or to reflect the occurrence of unanticipated events.

OUR COMPANY

We are a diversified holding company engaged in a variety of businesses, including manufacturing, telecommunications, land based contract oil and gas drilling, property management and services, gaming entertainment, real estate activities, medical product development and winery operations.  We have significant investments in the common stock of two public companies that are accounted for at fair value, one of which is a full service investment bank and the other an independent auto finance company.  We also own equity interests in operating businesses and investment partnerships which are accounted for under the equity method of accounting, including a broker-dealer engaged in making markets and trading of high yield and special situation securities and an operating copper mine in Spain.  We concentrate on return on investment and cash flow to maximize long-term shareholder value.  Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses.  In identifying possible acquisitions, we tend to seek assets and companies that are out of favor or troubled and, as a result, are selling substantially below the values we believe to be present.

The worldwide recession, turmoil in public securities markets and lack of liquidity in the credit markets have put a strain on many businesses and caused great uncertainty about asset values in nearly all industry sectors.  If these economic and market conditions continue for some time, we expect that some extraordinary investment opportunities will be available.  However, we also expect that financing these investment opportunities may be difficult.  We have available liquidity on our balance sheet and could dispose of existing businesses or investments if we needed additional internal liquidity to take advantage of investment opportunities.  Although we cannot assure you that we will be successful in acquiring new businesses, making new investments or in raising sufficient capital for any such opportunities, we intend to pursue those opportunities that we consider to be the most compelling.

Our manufacturing operations are conducted through Idaho Timber, LLC, or Idaho Timber, and Conwed Plastics, LLC, or Conwed Plastics. Idaho Timber primarily remanufactures dimension lumber and remanufactures, packages and/or produces other specialized wood products. Conwed Plastics manufactures and markets lightweight plastic netting used for a variety of purposes including, among other things, building and construction, erosion control, agriculture, packaging, carpet padding, filtration and consumer products.

Our telecommunications operation is conducted through our 75% owned subsidiary, STi Prepaid, LLC, a seller of international prepaid phone cards and other telecommunication services in the U.S.

Our land based contract oil and gas drilling operations are conducted through Keen Energy Services, LLC, or Keen, formerly known as Goober Drilling, LLC.  Based in Stillwater, Oklahoma, Keen provides drilling services to independent oil and gas exploration and production companies in the Mid-Continent Region of the U.S.

Our property management and services business is conducted through ResortQuest International, Inc., a company engaged in offering property management and other services to vacation properties in beach and mountain resort locations in the continental U.S.

Our gaming entertainment operations are conducted through our controlling interest in Premier Entertainment Biloxi, LLC, which is the owner of the Hard Rock Hotel & Casino Biloxi, or Hard Rock Biloxi, located in Biloxi, Mississippi.

Our domestic real estate operations include a mixture of commercial properties, residential land development projects and other unimproved land, all in various stages of development.

Our medical product development operation is conducted through our majority-owned, development stage subsidiary, Sangart, Inc., or Sangart. Sangart is developing a product called MP4OX, formerly known as Hemospan®, which is a solution of cell-free hemoglobin administered intravenously to provide rapid oxygen delivery to oxygen deprived tissues.

Our winery operations consist of Pine Ridge Vineyards in Napa Valley, California, Archery Summit in the Willamette Valley of Oregon, Chamisal Vineyards in Edge Valley, California and a vineyard development in the Columbia Valley of Washington.  The wineries primarily produce and sell wines in the premium, premium ultra and luxury segments of the premium table wine market.

Our investment in the development of a copper mine consists of our 30% interest in Cobre Las Cruces, S.A., a former subsidiary that owns the Las Cruces copper mine in the Pyrite Belt of Spain. Cobre Las Cruces commercially produces copper cathode.  We also hold an approximate 9.98% interest in Inmet Mining Corporation, a Canadian-based global mining company that owns the remaining 70% of Cobre Las Cruces.  Our Inmet shares have registration rights and may be sold without restriction in accordance with applicable laws.

Our investment in Fortescue Metals Group Ltd, or Fortescue, a publicly traded company listed on the Australian Stock Exchange, and its subsidiary, FMG Chichester Metals Pty Ltd, or FMG, consists of 247,986,000 common shares of Fortescue, representing approximately 8% of Fortescue’s outstanding common stock at June 30, 2010, and a $100,000,000 note of FMG.  Interest on the FMG note is calculated as 4% of the revenue, net of government royalties, invoiced from the iron ore produced from Fortescue’s project’s Cloud Break and Christmas Creek areas.  Our Fortescue shares may be sold without restriction on the Australian Stock Exchange or in accordance with applicable securities laws.  As of September 1, 2010, our investment in Fortescue stock had a market value of $1,112,357,000.

Our investment in Jefferies Group, Inc., or Jefferies, a company listed on the New York Stock Exchange (“NYSE”) (Symbol: JEF) that is a full-service global investment bank and institutional securities firm serving companies and their investors, consists of approximately 28% of Jefferies’ outstanding voting securities, and is accounted for at fair value, which was $1,024,181,000 at June 30, 2010.  Unrealized gains or losses are reflected in our consolidated statement of operations.  As of September 1, 2010, the fair value of our investment in Jefferies was $1,132,039,000.

Our investment in AmeriCredit Corp., or ACF, a company listed on the NYSE (Symbol: ACF) that is an independent auto finance company that is in the business of purchasing and servicing automobile sales finance contracts, historically for consumers who are typically unable to obtain financing from other sources, consists of approximately 25% of the outstanding voting securities of ACF, and is also accounted for at fair value, which was $617,665,000 at June 30, 2010.  Unrealized gains or losses are reflected in our consolidated statement of operations.  In July 2010, ACF entered into a merger agreement with General Motors Holdings LLC (“GM”) pursuant to which ACF will become a wholly owned subsidiary of GM, and the shareholders of ACF will receive $24.50 per share of ACF common stock.  The merger transaction is subject to certain conditions and it is anticipated that the closing of this transaction will occur in the fourth quarter of 2010.  As of September 1, 2010, the fair value of our investment in ACF was $825,137,000.

We also hold a 50% joint venture interest with Berkshire Hathaway Inc. in Berkadia Commercial Mortgage LLC, a commercial mortgage origination and servicing business.  We and Berkshire Hathaway have invested $217,200,000 of equity capital in this investment.

Our principal executive offices are located at 315 Park Avenue South, New York, New York 10010.  Our telephone number is (212) 460-1900.  Our website is http://www.leucadia.com. The information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.  Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement. We will not receive any proceeds from any sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2010	2009 (b)	2009 (b)	2008 (b)	2007 (b)	2006	2005
Ratio of Earnings to Fixed Charges (a)	3.01x	N/A	N/A	N/A	N/A	3.38x	2.78x
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Notes:

(a)	Fixed charges include amounts related to continuing and discontinued operations.

(b)	For the six months ended June 30, 2009 and the years ended December 31, 2009, 2008 and 2007, “fixed charges” exceeded earnings by $185,200,000, $216,600,000, $283,000,000 and $7,000,000, respectively.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock does not purport to be complete and is subject in all respects to applicable New York law and qualified by reference to the provisions of our restated certificate of incorporation, as amended, and our bylaws. Copies of our restated certificate of incorporation and bylaws will be sent to shareholders upon request. See “Where You Can Find More Information.”

Authorized Capital

Our authorized capital stock consists of 600,000,000 common shares, par value $1.00 per share, and 6,000,000 preferred shares, par value $1.00 per share.

Our Common Shares

As of September 1, 2010, there were 243,317,407 shares of our common shares outstanding.

Dividends. Subject to the rights of the holders of any preferred shares that may be outstanding, holders of our common shares are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends. Holders of common shares have no cumulative voting rights.

Voting. Each holder of common shares is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders.

Preemptive Rights, Conversion and Redemption. Holders of common shares have no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common shares.

Liquidation, Dissolution and Winding-up. In the event of liquidation, dissolution or winding-up of our affairs, holders of our common shares are entitled to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred shares.

Our Preferred Shares

We are authorized by our restated certificate of incorporation to issue up to 6,000,000 shares of preferred stock in one or more series, of which no shares are issued and outstanding. The board of directors has the authority, without any vote or action by our shareholders, to (a) authorize the issuance of preferred stock up to the limit set by our certificate of incorporation, (b) create new series of preferred stock and (c) fix the terms of each series, including any rights related to dividends, voting, conversion, redemption and liquidation preference. The issuance of preferred stock could adversely affect the voting and other rights of holders of the common stock and may have the effect of delaying or preventing a change in control of our company.

Transfer Restrictions on our Common Shares

General. In order to protect our significant tax loss carryforwards and other tax attributes, our common shares are subject to certain transfer restrictions contained in our restated certificate of incorporation. The transfer restriction imposes restrictions on the transfer of our common shares to designated persons.

Tax Law Limitations. The benefit of a company’s existing tax loss and credit carryovers, as well as the benefit of built-in losses, can be reduced or eliminated under Section 382 of the Internal Revenue Code. Section 382 limits the use of losses and other tax benefits by a company that has undergone an ‘ownership change,’ as defined in Section 382 of the Code. Generally, an ‘ownership change’ occurs if one or more shareholders, each of whom owns 5% or more in value of a company’s capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over the preceding three-year period. For this purpose, all holders who each own less than 5% of a company’s capital stock are generally treated together as one 5% shareholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied in determining the level of stock ownership of a particular shareholder. Options (including warrants and other rights) to acquire capital stock may be treated as if they had been exercised, on an option-by-option basis, if the issuance, transfer or structuring of the option meets certain tests. All percentage determinations are based on the fair market value of a company’s capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).

If an ‘ownership change’ were to occur in respect of the company or any of its subsidiaries or subsidiary groups, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other tax attributes existing (or ‘built-in) prior to such ‘ownership change’ could not exceed an amount equal to the product obtained by multiplying (1) the aggregate value of the company, the subsidiary or the subsidiary group that underwent the ‘ownership change’ by (2) the federal long-term tax exempt rate. Because the aggregate value of the company or any of its subsidiaries, as well as the federal long-term tax-exempt rate, fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of taxable income that could be offset by such NOLs or other tax attributes (and ‘built-in’ losses) were an ‘ownership change’ to occur in the future. However, if such limitation were to exceed the taxable income against which it otherwise would be applied for any year following an ‘ownership change,’ the limitation for the ensuing year would be increased by the amount of such excess.

Description of the Transfer Restrictions. Our restated certificate of incorporation generally restricts until December 31, 2024 (or earlier, in certain events) any attempted transfer of our common shares or any other securities that would be treated as our ‘stock’ under the applicable tax regulations (which we refer to herein as “Leucadia Stock”) to a person or group of persons who own, or who would own as a result of such transfer, 5% or more of the Leucadia Stock. The transfer restriction also restricts any other attempted transfer of Leucadia Stock that would result in the identification of a new ‘5-percent shareholder’ of our company, as determined under applicable tax regulations. This would include, among other things, an attempted acquisition of Leucadia Stock from an existing 5-percent shareholder. For these purposes, numerous rules of attribution, aggregation and calculation prescribed under the Internal Revenue Code (and related regulations) will be applied in determining whether the 5% threshold has been met and whether a group exists. The transfer restriction may also apply to proscribe the creation or transfer of certain ‘options,’ which are broadly defined, in respect of the Leucadia Stock.

Acquisitions of Leucadia Stock directly from us, whether by way of option exercise or otherwise, are not subject to the transfer restriction. Consequently, persons or entities that are able to acquire our common shares directly from us, including our employees, officers and directors, may do so without application of the transfer restriction, irrespective of the number of our common shares they are acquiring. As a result, those persons or entities dealing directly with us may be seen to receive an advantage over persons or entities who are not able to acquire our common shares directly from us and, therefore, are restricted by the terms of the transfer restriction. It should be noted, however, that any direct acquisitions of our common shares from us first requires board approval and in granting such approval, the board will review the implications of any such issuance for our NOLs and other tax attributes.

Our board of directors has the discretion to approve a transfer of Leucadia Stock that would otherwise violate the transfer restriction. Nonetheless, if the board of directors decides to permit a transfer that would otherwise violate the transfer restriction, that transfer or later transfers may result in an ‘ownership change’ that would limit the use of the tax attributes of Leucadia. The board of directors intends to consider any attempted transfer individually and determine at the time whether it is in the best interest of our company, after consideration of any factors that the board deems relevant, to permit the transfer notwithstanding that an ‘ownership change’ may occur.

The transfer restriction will restrict a shareholder’s ability to acquire additional Leucadia Stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of his Leucadia Stock, or any other Leucadia Stock which the shareholder may acquire, may be restricted as a result of the transfer restriction.

Generally, the restriction is imposed only with respect to the number of shares of Leucadia Stock, or options with respect to Leucadia Stock (the “Excess Stock”), purportedly transferred in excess of the threshold established in the transfer restriction. In any event, the restriction does not prevent a valid transfer if either the transferor or the purported transferee obtains the approval of our board of directors.

The transfer restriction restricts any person or entity, or group of persons or entities, from acquiring sufficient Leucadia Stock to cause that person or entity to become the owner of 5% of the Leucadia Stock, and prohibits the current 5-percent shareholders, as determined under applicable tax regulations, from increasing their ownership of Leucadia Stock without obtaining the approval of our board of directors.

Our restated certificate of incorporation further provides that all certificates representing Leucadia Stock bear the following legend: “THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

In accordance with the transfer restriction, we will not permit any of our employees or agents, including the transfer agent, to record any transfer of Leucadia Stock purportedly transferred in excess of the threshold established in the transfer restriction. As a result, requested transfers of Leucadia Stock may be delayed or refused.

Our restated certificate of incorporation provides that any transfer attempted in violation of the restrictions would be void ab initio, even if the transfer has been recorded by the transfer agent and new certificates issued. The purported transferee of the Leucadia Stock would not be entitled to any rights of shareholders with respect to the Excess Stock, including the right to vote the Excess Stock, or to receive dividends or distributions in liquidation in respect thereof, if any.

If our board of directors determines that a purported transfer has violated the transfer restriction, we will require the purported transferee to surrender the Excess Stock, and any dividends the purported transferee has received on the Excess Stock, to an agent designated by the board of directors. The agent will then sell the Excess Stock in one or more arm’s-length transactions, executed on the New York Stock Exchange, if possible, to a buyer or buyers, which may include us; provided that nothing will require the agent to sell the Excess Stock within any specific time frame if, in the agent’s discretion, the sale would disrupt the market for the Leucadia Stock or have an adverse effect on the value of the Leucadia Stock. If the purported transferee has resold the Excess Stock before receiving our demand to surrender the Excess Stock, the purported transferee generally will be required to transfer to the agent the proceeds of the sale and any distributions the purported transferee has received on the Excess Stock. From such proceeds, the agent will pay any amounts remaining after repaying its own expenses and reimbursing the purported transferee for the price paid for the Excess Stock (or the fair market value of the Excess Stock at the time of the attempted transfer to the purported transferee by gift, inheritance or similar transfer) to a named charity or, in certain circumstances, charities selected by the Board of Directors.

The transfer restriction and related provisions contained in our amended and restated bylaws may be deemed to have an ‘anti-takeover’ effect because they restrict the ability of a person or entity, or group of persons or entities, from accumulating in the aggregate at least 5% of the Leucadia Stock and the ability of persons, entities or groups now owning at least 5% of the Leucadia Stock from acquiring additional Leucadia Stock. The transfer restriction discourages or prohibits accumulations of substantial blocks of shares for which shareholders might receive a premium above market value.

Notwithstanding the restrictions, however, there remains a risk that certain changes in relationships among shareholders or other events will cause a change of ownership to occur under Section 382 of the Internal Revenue Code. Further, there can be no assurance, in the event transfers in violation of the transfer restriction are attempted, that the IRS will not assert that those transfers have federal income tax significance notwithstanding the transfer restriction. As a result, the transfer restriction serves to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above on the use of tax attributes of Leucadia.

We have been advised by our counsel, Weil, Gotshal & Manges LLP, that, absent a court determination, (1) there can be no assurance that the transfer restriction will be enforceable against all of our shareholders and (2) the transfer restriction may be subject to challenge on equitable grounds.

However, it should be noted that the existing transfer restriction has been in place since December 31, 1992 and has not been challenged to date.

The determination of 5% shareholder status is based upon the outstanding Leucadia Stock, which currently consists of only common shares. Consequently, in determining the existence of a 5% shareholder, a holder’s percentage ownership, taking into account certain rules of attribution, would be calculated with reference to outstanding common shares (increased, for such holder, by the number of common shares deemed to be, but not actually outstanding). Future changes in the capitalization of Leucadia may affect who will be deemed a 5% shareholder, thereby affecting the applicability of the transfer restriction to future transfers of common shares. However, because the transfer restriction generally applies (with certain exceptions) to a person or group of persons who owns (including by attribution) at least 5% of all ‘stock’ of Leucadia, a change in capitalization that increases the ‘stock’ of Leucadia likely would result in a reduction in the number of individuals or groups who would be subject to the transfer restriction, while a diminution of ‘stock’ of Leucadia would have the opposite effect.

Holders are advised to carefully monitor their ownership of common shares (and any future securities of Leucadia that may constitute Leucadia Stock for purposes of the transfer restriction) and should consult their own legal advisors and/or Leucadia to determine whether their ownership approaches the prohibited level.

Transfer Agent

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares.

New York Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “LUK.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any debt securities, convertible securities, warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated by reference into this prospectus.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pershing Square IV A, L.P. and the financial statements of Pershing Square IV, L.P. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pershing Square IV A, L.P. and the financial statements of Pershing Square IV, L.P. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Ernst & Young, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Premier Entertainment Biloxi, LLC and Subsidiary incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of HFH ShortPLUS Fund, L.P. and HFH ShortPLUS Master Fund, Ltd. incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of AmeriCredit Corp. and subsidiaries incorporated by reference in this prospectus by reference to Leucadia National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009 included in the 2009 Annual Report on Form 10-K of Leucadia National Corporation, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2009 consolidated financial statements refers to retrospective changes in the accounting for noncontrolling interests in subsidiaries and earnings per share.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy materials with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.leucadia.com.

In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning us at:

Leucadia National Corporation
315 Park Avenue South
New York, New York 10010
Attention: Corporate Secretary
Telephone: (212) 460-1900

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus and the information that we file later with the SEC may update and supersede the information we incorporate by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on February 26, 2010;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2010, filed on May 5, 2010, and for the period ended June 30, 2010, filed on August 6, 2010; and

•
our Current Reports on Form 8-K filed on January 28, 2010, February 26, 2010, March 5, 2010, May 5, 2010, May 12, 2010, May 13, 2010, June 22, 2010, July 22, 2010, August 6, 2010 and September 1, 2010.

You may also request a copy of these filings at no cost by writing or telephoning us at the address indicated above. We will not send exhibits to our filings, however, unless we specifically have incorporated those exhibits by reference in this prospectus or an accompanying prospectus supplement or a document incorporated in this prospectus or an accompanying prospectus supplement.

250,000 Common Shares

Leucadia National Corporation

________________________

PROSPECTUS SUPPLEMENT
April 15, 2011
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